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February 11, 2026
Better Home & Finance Holding Company
1 World Trade Center
285 Fulton Street, 80th Floor, Suite A
New York, New York 10007
Re:    Registration Statement on Form S-8 Filed by Better Home & Finance Holding Company
Ladies and Gentlemen:

We have acted as counsel for Better Home & Finance Holding Company, a Delaware corporation (the “Company”), in connection with the registration of 1,009,857 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company, consisting of (i) 509,857 Shares that may be issued or delivered and sold pursuant to the Better Home & Finance Holding Company 2023 Incentive Plan, as amended (the “Equity Plan”), and (ii) 500,000 Shares that may be issued or delivered and sold pursuant to the Better Home & Finance Holding Company 2026 Inducement Incentive Plan (together with the Equity Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold under the Plans and the authorized forms of applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the applicable Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements, thereunder, will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the

February 11, 2026

Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day